Exhibit (k)(2)

StepStone Group Private Wealth LLC

128 S Tryon St., Suite 1600

Charlotte, NC 28202

As of [ ], 2025

StepStone Private Equity Strategies Fund

128 S Tryon St., Suite 1600

Charlotte, NC 28202

Re:	Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

StepStone Group Private Wealth LLC (the “Adviser”) hereby confirms its agreement as follows in respect of StepStone Private Equity Strategies Fund (the “Fund”):

1. Expense Limitation. For the period from the effective date of that certain Investment Advisory Agreement (the “Advisory Agreement”), between the Fund and the Adviser, for a one-year term beginning with the commencement of operations (the “Initial Closing Date”) and ending on the one year anniversary thereof (the “Limitation Period”), subject to the terms hereof, the Adviser agrees that, except as provided in Section 2 below, it will pay, absorb or reimburse on a daily basis the Fund’s aggregate ordinary operating expenses, excluding certain “Specified Expenses” listed below, borne by the Fund in respect of each Class of Shares during the Limitation Period to an amount set forth on Schedule A, on an annualized basis, of each Class’s prior day net assets (the “Expense Cap”). For any day in which the Fund’s aggregate ordinary operating expenses, exclusive of the Specified Expenses, in respect of any Class of Shares on an annualized basis exceed the Expense Cap, the Adviser will reimburse the Fund for expenses to the extent necessary to eliminate such excess. The Adviser may also directly pay expenses on behalf of the Fund and waive reimbursement under this letter agreement.

2. Specified Expenses. Each Expense Cap applies only to each Class’s aggregate ordinary operating expenses (“Ordinary Expenses”) and excludes Specified Expenses. Specified Expenses not covered by this letter agreement include: (i) the management fee; (ii) all fees and expenses of Private Equity Assets and other investments in which the Fund invests (including the underlying fees of the Investment Funds and other investments (the Acquired Fund Fees and Expenses)); (iii) transactional costs, including legal costs and brokerage commissions, and sourcing and servicing or related fees incurred by the Fund in connection with the servicing by non-affiliated third parties of, and other related administrative services associated with, the acquisition and disposition of the Fund’s investments; (iv) interest payments incurred on borrowings by the Fund or its subsidiaries; (v) fees and expenses incurred in connection with any credit facility obtained by the Fund or any of its subsidiaries, including any expenses for acquiring ratings related to the credit facilities; (vi) distribution and shareholder servicing fees, as applicable; (vii) taxes; and (viii) extraordinary expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses in connection with holding and/or soliciting proxies for all annual and other meetings of shareholders.

3. Term. This letter agreement will remain in effect throughout the Limitation Period, unless terminated by the Fund’s Board of Trustees upon thirty (30) days written notice to the Adviser. This letter agreement may be renewed by the mutual agreement of the Adviser and the Fund for successive terms of one year. Unless so renewed, this letter agreement will terminate automatically at the end of the Limitation Period. This letter agreement will also terminate automatically upon the termination of the Advisory Agreement, unless a new investment advisory agreement with the Adviser (or with an affiliate under common control with the Adviser) becomes effective upon such termination.

4. Excess Expenses. In consideration of the Adviser’s agreement as provided herein, the Fund agrees to carry forward the amount of fees and expenses in respect of the applicable Class of shares waived, reimbursed or paid by the Adviser (“Excess Expenses”) for a period not to exceed three years from the end of the month in which such fees and expenses were waived, reimbursed or paid by the Adviser, and to reimburse the Adviser in the amount of such Excess Expenses as promptly as possible, on a monthly basis, even if (i) such reimbursement occurs after the termination of the Limitation Period, provided that the Ordinary Expenses in respect of the applicable Class of shares have fallen to a level below the relevant Expense Cap of the Class and (ii) the reimbursement amount does not raise the level of Ordinary Expenses plus waived fees, reimbursed expenses or directly paid expenses in respect of the applicable Class of shares in the month the reimbursement is being made to a level that exceeds the Expense Cap of the Class (or such other Expense Cap as may be in effect at the time). For the avoidance of doubt, if in respect of the applicable Class of Shares, at the end of any fiscal year in which the Fund has reimbursed the Adviser for any Excess Expenses, the Fund’s waived fees, reimbursed expenses or directly paid expenses for such fiscal year exceed the Expense Cap (or such other Expense Cap as may be in effect at the time) of the Class, the Adviser shall promptly pay the Fund an amount equal to the lesser of: (i) the amount by which the Fund’s waived fees, reimbursed expenses or directly paid expenses in respect of the applicable Class of shares for such fiscal year exceed the Expense Cap of the Class (or such other Expense Cap as may be in effect at the time); and (ii) the amount of reimbursements for Excess Expenses in respect of the applicable Class of Shares paid by the Fund to the Adviser in such fiscal year. Any payment by the Adviser to the Fund pursuant to the foregoing sentence shall be subject to later reimbursement by the Fund in accordance with this Section 4. The Adviser’s obligations under this Section 4 shall survive termination of this letter agreement.

5. Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

6. Construction and Forum. This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Capitalized terms used, but not defined, herein shall have the meanings provided to such terms in the Fund’s registration statement on Form N-2.

7. Counterparts. This letter agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

8. Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

STEPSTONE GROUP PRIVATE WEALTH LLC

By:
	Name:	Robert W. Long
	Title:	President

Accepted and Agreed:

STEPSTONE PRIVATE EQUITY STRATEGIES FUND

By:
	Name:	Robert W. Long
	Title:	Chief Executive Officer

SCHEDULE A

Share Class	Expense Cap
Class S	1.00%
Class D	1.00%
Class I	1.00%

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